Exhibit No. 99.1
A message to our shareholders:
United Heritage Bankshares of Florida, Inc. achieved a record setting quarter both in terms of asset size and pre-tax income. Strong market growth in all eleven of our branch offices contributed to assets increasing by $235,276,000 over the first quarter of 2005. Total assets were $730,245,000 at March 31, 2006. This represented an increase of 48% from the same period last year.
Net income for the first quarter was $1,714,000, up 226% compared to $526,000 earned in the first quarter of 2005. Our Earnings Per Share for the quarter were $.35 compared to $.15 from the first quarter of 2005.
Our emphasis on retail banking within our branch system continues to produce strong results as we focus on increasing non-interest income.
We are also pleased to announce that we will be opening a new branch office in Ocoee in the next quarter. This office will compliment our existing Winter Garden location and allow us to further expand into the dynamic West Orange County marketplace.
As we move towards the one billion dollar range in total asset size we remain committed to our original mission of building the most dynamic community bank to have ever operated in Orange and Seminole Counties. Thank you for your support.
Please let us know if we can assist you with any additional banking business.
Best regards,
Dave Powers
President & CEO

UNITED HERITAGE BANKSHARES OF FLORIDA, Inc.
Condensed Consolidated Balance Sheets (unaudited)
($ in thousands)

	At March 31,
	2006	2005

Assets

Cash and due from banks	$21,206	$17,940
Interest-earning demand deposits in other banks	—	11,719
Federal funds sold	133,732	95,289

Total cash and cash equivalents	154,938	124,948

Securities available for sale	155,016	104,425
Securities held to maturity	22,506	—

Loans, net of allowance for loan losses of $4,878 and $3,253	382,696	253,967

Other assets	15,089	11,629

Total assets	$730,245	$494,969

Liabilities and Shareholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$113,030	$66,444
Savings, NOW and money-market deposits	256,475	185,485
Time deposits	262,582	183,724

Total deposits	632,087	435,653

Borrowings	37,037	3,336
Other liabilities	2,128	1,175

Total liabilities	671,252	440,164

Total shareholders’ equity	58,993	54,805

Total liabilities and shareholders’ equity	$730,245	$494,969

Condensed Consolidated Income Statements (unaudited)
($ in thousands, except per share data)

	For the Quarter Ended March 31
	Increase
	2006	2005	(decrease)%

Net interest income	$5,975	3,221	2,754	86%
Provision for loan losses	$299	186	113	61%
Net interest income after provision	$5,676	3,035	2,641	87%
Noninterest income	$233	157	76	48%
Noninterest expenses	$3,215	2,334	881	38%
Income before income taxes	$2,694	858	1,836	214%
Income tax	$980	332	648	195%
Net income	$1,714	526	1,188	226%

Basic earnings per share	$.35	.15	.20	133%

Diluted earnings per share	$.34	.15	.19	127%